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                            ARTICLES OF AMENDMENT

                                      OF

                  PAINEWEBBER PREMIER HIGH INCOME TRUST INC.


         Pursuant to Section 2-607 of the Maryland General Corporation Law, PaineWebber Premier High Income Trust Inc. ("Corporation") adopts the following Articles of Amendment to the Corporation's
Articles of Incorporation.

         FIRST: Article SECOND is hereby deleted and the following is inserted in lieu thereof:

         Name of the Corporation: The name of the corporation is Managed High Yield Fund Inc. ("Corporation").

         SECOND: These Articles of Amendment have been advised by the Corporation's board of directors and approved by a vote of the shareholders of the Corporation, all pursuant to the charter amendment procedure described in Section 2-604 of the Maryland
General Corporation Law and Article TENTH of the Corporation's
Articles of Incorporation, as amended.

         IN WITNESS WHEREOF, PAINEWEBBER PREMIER HIGH INCOME TRUST INC. has caused these presents to be signed in its name and on its behalf by the Vice President of the Corporation and attested by the Corporation's Assistant Secretary on this 27th day of November,
1995, who swear under penalty of perjury to the best of their knowledge, information, and belief, the matters set forth in the articles are true in all material respects.


                         By:               /s/ Gregory K. Todd
                                           __________________________
                                           Gregory K. Todd
                                           Vice President



                         Attest:           /s/ Joan L. Cohen
                                           __________________________
                                           Joan L. Cohen
                                           Assistant Secretary